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                                                                EXHIBIT 21.1

                   Subsidiaries of Prism Financial Corporation

         Prism Financial, a Delaware corporation, owns all the outstanding equity interests of Prism Mortgage, an Illinois corporation, which owns all of the outstanding equity interests of the following entities:

   1.  Pacific Guarantee Mortgage Corporation, a California corporation
   2.  Mortgage Market, Inc., an Oregon corporation
   3.  PointSource Financial, L.L.C., an Illinois limited liability company
   4.  Infiniti Mortgage, L.L.C., an Illinois limited liability company
   5. Illinois Guaranty Title, L.L.C., an Illinois limited liability company
   6. Lender's Mortgage Services, L.L.C., an Illinois limited liability company
   7.  First City Financial Corporation, a Colorado corporation